Exhibit 99

HMN Financial, Inc. Announces First Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--April 19, 2013--HMN Financial, Inc. (NASDAQ:HMNF):

First Quarter Highlights

  Net income of $0.7 million, a decrease of $2.1 million, compared to net income of $2.8 million in the first quarter of 2012
  Diluted earnings per common share of $0.06, a decrease of $0.52, compared to diluted earnings per common share of $0.58 in the first quarter of 2012
  Provision for loan losses of $0, an increase of $0.1 million, compared to a provision for loan losses of ($0.1 million) in first quarter of 2012
  Non-performing assets of $38.7 million, down $1.9 million from fourth quarter of 2012
  Total assets decreased $26 million in first quarter of 2013

EARNINGS SUMMARY (unaudited)	Three Months Ended
	March 31,
(dollars in thousands, except per share amounts)	2013	2012
Net income	$741	2,804
Net income available to common stockholders	265	2,343
Diluted earnings per common share	0.06	0.58
Return on average assets	0.48%	1.57%
Return on average common equity	4.90%	19.32%
Book value per common share	$8.07	7.81

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $627 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.7 million for the first quarter of 2013, a decrease of $2.1 million compared to net income of $2.8 million for the first quarter of 2012. Net income available to common shareholders was $0.3 million for the first quarter of 2013, a decrease of $2.0 million from the net income available to common shareholders of $2.3 million for the first quarter of 2012. Diluted earnings per common share for the first quarter of 2013 were $0.06, a decrease of $0.52 from the diluted earnings per common share of $0.58 for the first quarter of 2012. The decrease in net income between the periods was due primarily to a $1.3 million decrease in net interest income as a result of a decrease in interest earning assets, a $0.6 million decrease in the gain recognized on the sales of branch offices, and a $0.2 million decrease in the gains recognized on loan sales due to a decrease in the sale of commercial government guaranteed loans.

President’s Statement
“We are pleased to report earnings for the first quarter of 2013 and the continued reduction in our non-performing assets,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel. “We continue to focus our efforts on improving credit quality and reducing non-performing assets in the most cost effective manner while at the same time reducing expenses to reflect the decreased size of our balance sheet. We believe that, over time, our focus on these areas will be effective in generating improved financial results.”

First Quarter Results

Net Interest Income
Net interest income was $4.9 million for the first quarter of 2013, a decrease of $1.3 million, or 20.6%, compared to $6.2 million for the first quarter of 2012. Interest income was $6.3 million for the first quarter of 2013, a decrease of $2.0 million, or 23.6%, from $8.3 million for the first quarter of 2012. Interest income decreased between the periods primarily because of a $109 million decrease in the average interest-earning assets between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of limited loan demand and the Company’s focus on improving credit quality, reducing loan concentrations, managing interest rate risk and improving capital ratios. Interest income also decreased because of lower average yields on loans and investment securities. The average yield earned on interest-earning assets was 4.28% for the first quarter of 2013, a decrease of 42 basis points from the 4.70% average yield for the first quarter of 2012.

Interest expense was $1.4 million for the first quarter of 2013, a decrease of $0.7 million, or 32.5%, compared to $2.1 million for the first quarter of 2012. Interest expense decreased primarily because of a $124 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered and retail certificates of deposits between the periods. The decrease in brokered and retail certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates. Interest expense also decreased because of the lower average interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first quarter of 2013. The average interest rate paid on interest-bearing liabilities was 1.02% for the first quarter of 2013, a decrease of 20 basis points from the 1.22% average interest rate paid in the first quarter of 2012. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2013 was 3.34%, a decrease of 19 basis points compared to 3.53% for the first quarter of 2012.

Provision for Loan Losses
The provision for loan losses was $0 for the first quarter of 2013, an increase of $0.1 million compared to ($0.1 million) for the first quarter of 2012. The provision for loan losses remained low in the first quarter of 2013 primarily because the decrease in the required reserves for certain risk rated commercial loans was entirely offset by additional specific reserves on certain development loans. These additional reserves were the result of a decrease in the estimated value of the underlying collateral supporting these loans. Total non-performing assets were $38.7 million at March 31, 2013, a decrease of $1.9 million, or 4.6%, from $40.6 million at December 31, 2012. Non-performing loans decreased $1.2 million and foreclosed and repossessed assets decreased $0.7 million during the first quarter of 2013. The non-performing loan and foreclosed and repossessed asset activity for the first quarter of 2013 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
January 1, 2013	$29,975	January 1, 2013	$10,595
Classified as non-performing	861	Transferred from non-performing loans	0
Charge offs	(346)	Other payments received	(68)
Principal payments received	(1,355)	Real estate sold	(628)
Classified as accruing	(373)	Net gain on sale of assets	136
Transferred to real estate owned	0	Write downs	(117)
March 31, 2013	$28,762	March 31, 2013	$9,918

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2013 and 2012 is summarized as follows:

(Dollars in thousands)	2013	2012
Balance at January 1,	$21,608	$23,888
Provision	0	(128)
Charge offs:
Consumer	(46)	(265)
Commercial business	0	(8)
Commercial real estate	(337)	(2,630)
Recoveries	716	567
Balance at March 31,	$21,941	$21,424

General allowance	$13,614	$13,913
Specific allowance	8,327	7,511
	$21,941	$21,424

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2013	2012
Non-Performing Loans:
One-to-four family real estate	$2,127	$2,492
Commercial real estate	24,590	25,543
Consumer	334	300
Commercial business	1,711	1,640
Total	28,762	29,975

Foreclosed and Repossessed Assets:
One-to-four family real estate	1,114	1,595
Commercial real estate	8,804	9,000
Total non-performing assets	$38,680	$40,570
Total as a percentage of total assets	6.17%	6.21%
Total non-performing loans	$28,762	$29,975
Total as a percentage of total loans receivable, net	6.62%	6.60%
Allowance for loan loss to non-performing loans	76.29%	72.09%

Delinquency Data:
Delinquencies (1)
30+ days	$3,613	$2,739
90+ days (2)	4	7,423
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	0.76%	0.57%
90+ days	0.00%	1.55%

(1) Excludes non-accrual loans.
(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company’s non-performing asset total unless they are well secured and in the process of collection.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters.

		Principal Amount		Principal Amount
(Dollars in thousands)		of Loans at		of Loans at
	# of	March 31,	# of	December 31,
Property Type	relationships	2013	relationships	2012
Developments/land	10	$23,854	9	$24,339
Shopping centers/retail	1	69	2	386
Restaurants/bar	1	526	1	547
Office buildings	0	0	2	128
Other buildings	1	141	1	143
	13	$24,590	15	$25,543

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing as of the end of the two most recently completed quarters.

		Principal Amount		Principal Amount
(Dollars in thousands)		of Loans at		of Loans at
	# of	March 31,	# of	December 31,
Industry Type	relationships	2013	relationships	2012
Construction/development	7	$1,007	6	$1,074
Retail	2	406	2	239
Restaurant	1	124	1	129
Other	3	174	3	198
	13	$1,711	12	$1,640

Non-Interest Income and Expense
Non-interest income was $1.9 million for the first quarter of 2013, a decrease of $0.8 million, or 30.7%, from $2.7 million for the first quarter of 2012. Gain on sale of branch office decreased $0.6 million as a gain was realized on the sale of the Toledo, Iowa branch in the first quarter of 2012. Gain on sales of loans decreased $0.2 million between the periods due to a $0.3 million decrease in the gains recognized on the sale of commercial government guaranteed loans between the periods that was partially offset by a $0.1 million increase in the gains recognized on the sale of single family loans. The increase in the gains recognized on single family loans was due to an increase in loan originations and sales as a result of the low interest rate environment that continued to exist during the first quarter of 2013. Fees and service charges decreased $40,000 between the periods primarily because of a decrease in debit card and overdraft charges. Other non-interest income decreased $25,000 between the periods primarily because of a decrease in rental income realized on other real estate owned. Loan servicing fees increased $16,000 between the periods because of an increase in the number of single family loans that are being serviced for others.

Non-interest expense was $6.0 million for the first quarter of 2013, a decrease of $0.2 million, or 3.3%, from $6.2 million for the first quarter of 2012. Compensation expense decreased $0.2 million primarily because of a decrease in the number of employees between the periods. Other non-interest expense decreased $57,000 between the periods primarily because of decreased expenses related to non-performing assets. Deposit insurance expense increased $48,000 between the periods primarily because of an increase in FDIC insurance rates between the periods. The gain on real estate owned decreased $58,000 between the periods because fewer properties were sold. Occupancy expense decreased $32,000 primarily because of a decrease in rent and depreciation expense as a result of having fewer branch facilities.

Income tax expense was $25,000 for the first quarter of 2013, an increase of $25,000 from the first quarter of 2012 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at March 31, 2013. Since the valuation reserve is established against the entire deferred tax asset balance, no regular income tax expense was recorded for the first quarter of 2013. The income tax expense that was recorded in the first quarter of 2013 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

Net Income Available to Common Shareholders
The net income available to common shareholders was $0.3 million for the first quarter of 2013, a decrease of $2.0 million from the $2.3 million income available to common shareholders in the first quarter of 2012. The net income available to common shareholders decreased primarily because of the change in the net income between the periods. The Company has deferred the last nine quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate, Series A, Cumulative Perpetual Preferred Stock that was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program (the “Preferred Stock”). The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income available to common shareholders.

Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly during the deferral period. In addition, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders of the Preferred Stock have the right to appoint two representatives to the Company’s board of directors. On February 8, 2013, the Treasury sold the Preferred Stock to unaffiliated third party investors in a private transaction. The Company has been advised that the current holders of substantially all of the Preferred Stock have entered into agreements with the Federal Reserve Board pursuant to which they have each agreed not to take action, influence over the management or policies of the Company or the Bank, including exercise of any right to elect any representative to the Company’s board of directors. Further, while dividends on the Preferred Stock are in arrears, no dividend may be paid on the common stock of the Company. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators.

Return on Assets and Equity
Return on average assets for the first quarter of 2013 was 0.48%, compared to 1.57% for the first quarter of 2012. Return on average equity was 4.90% for the first quarter of 2013, compared to 19.32% for the first quarter of 2012. Book value per common share at March 31, 2013 was $8.07, compared to $7.81 at March 31, 2012.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Part II, Item 1A of its Quarterly Reports on Form 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$72,995	83,660
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $8,090 and $9,825)	8,586	10,421
Other marketable securities
(amortized cost $82,773 and $75,759)	82,438	75,470
	91,024	85,891

Loans held for sale	2,210	2,584
Loans receivable, net	434,634	454,045
Accrued interest receivable	1,971	2,018
Real estate, net	9,918	10,595
Federal Home Loan Bank stock, at cost	4,063	4,063
Mortgage servicing rights, net	1,783	1,732
Premises and equipment, net	7,019	7,173
Prepaid expenses and other assets	1,469	1,566
Total assets	$627,086	653,327

Liabilities and Stockholders’ Equity
Deposits	$487,645	514,951
Federal Home Loan Bank advances	70,000	70,000
Accrued interest payable	173	247
Customer escrows	1,365	830
Accrued expenses and other liabilities	6,850	6,465
Total liabilities	566,033	592,493
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued shares 26,000	25,481	25,336
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,691	51,795
Retained earnings, subject to certain restrictions	47,386	47,004
Accumulated other comprehensive loss, net of tax	(195)	(49)
Unearned employee stock ownership plan shares	(2,949)	(2,997)
Treasury stock, at cost 4,722,418 and 4,705,073 shares	(60,452)	(60,346)
Total stockholders’ equity	61,053	60,834
Total liabilities and stockholders’ equity	$627,086	653,327

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2013	2012
Interest income:
Loans receivable	$6,028	7,796
Securities available for sale:
Mortgage-backed and related	94	193
Other marketable	139	249
Cash equivalents	33	27
Other	29	10
Total interest income	6,323	8,275

Interest expense:
Deposits	557	1,217
Federal Home Loan Bank advances	835	845
Total interest expense	1,392	2,062
Net interest income	4,931	6,213
Provision for loan losses	0	(128)
Net interest income after provision for loan losses	4,931	6,341

Non-interest income:
Fees and service charges	789	829
Loan servicing fees	248	232
Gain on sales of loans	678	909
Gain on sale of branch office	0	552
Other	159	184
Total non-interest income	1,874	2,706

Non-interest expense:
Compensation and benefits	3,199	3,413
Gain on real estate owned	(19)	(77)
Occupancy	850	882
Deposit insurance	318	270
Data processing	330	337
Other	1,361	1,418
Total non-interest expense	6,039	6,243
Income before income tax expense	766	2,804
Income tax expense	25	0
Net income	741	2,804
Preferred stock dividends and discount	(476)	(461)
Net income available to common shareholders	$265	2,343
Other comprehensive loss, net of tax:
Unrealized holding losses arising during the period	$(146)	(180)
Other comprehensive loss, net of tax	(146)	(180)
Comprehensive income attributable to common shareholders	$119	2,163
Basic earnings per common share	$0.07	0.60
Diluted earnings per common share	$0.06	0.58

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended
SELECTED FINANCIAL DATA:	March 31,
(Dollars in thousands, except per share data)	2013	2012
I. OPERATING DATA:
Interest income	$6,323	8,275
Interest expense	1,392	2,062
Net interest income	4,931	6,213

II. AVERAGE BALANCES:
Assets (1)	624,855	716,807
Loans receivable, net	441,721	546,112
Securities available for sale (1)	90,862	105,257
Interest-earning assets (1)	598,912	708,275
Interest-bearing liabilities	556,200	680,435
Equity (1)	61,363	58,357

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.48%	1.57%
Interest rate spread information:
Average during period	3.27	3.48
End of period	3.23	3.47
Net interest margin	3.34	3.53
Ratio of operating expense to average
total assets (annualized)	3.92	3.50
Return on average equity (annualized)	4.90	19.32
Efficiency	88.75	70.00
	March 31,	December 31,	March 31,
	2013	2012	2012
IV. ASSET QUALITY:
Total non-performing assets	$38,680	40,570	46,608
Non-performing assets to total assets	6.17%	6.21%	6.60%
Non-performing loans to total loans receivable, net	6.62	6.60	6.14
Allowance for loan losses	$21,941	21,608	21,424
Allowance for loan losses to total assets	3.50%	3.31%	3.03%
Allowance for loan losses to total loans receivable, net	5.05	4.76	3.98
Allowance for loan losses to non-performing loans	76.29	72.09	64.90

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$8.07	8.02	7.81
	Three Months		Three Months
	Ended	Year Ended	Ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.74%	9.31%	8.42%
Average stockholders’ equity to average assets (1)	9.82	8.81	8.14
Ratio of average interest-earning assets to	107.68	105.73	104.09
average interest-bearing liabilities (1)
Tier 1 or core capital (2)	10.24	9.68	8.50
Risk-based capital	16.38	15.52	12.55
	March 31,	December 31,	March 31,
	2013	2012	2012
VII. EMPLOYEE DATA:
Number of full time equivalent employees	188	194	197

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2) OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank’s core capital ratio was in excess of this requirement at March 31, 2013.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President/CEO